EXHIBIT  23.1

HAM,
  LANGSTON &
    BREZINA, L.L.P.
Certified Public Accountants




                       CONSENT OF INDEPENDENT ACCOUNTANTS



To  the  Stockholders  and  Directors
Endovasc  Ltd.,  Inc.


We consent to the inclusion in this registration statement on Form SB-2 of our report, dated September 19, 2001, on our audit of the financial statements of Endovasc Ltd., Inc. as of and for the period from inception, June 10, 1996, to June 30, 2001 as of June 30, 2000 and the related statements of operations, stockholders' equity and cash flows for the year ended June 30, 2000 and 1999 and for the period from inception, June 10, 1996, to June 30, 2000. We also consent to the reference to our firm under the caption "Experts".


                                        /s/  Ham, Langston & Brezina, L.L.P.


Houston,  Texas
November 14, 2001


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